Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION BANK REPORTS 2023 FOURTH QUARTER AND FULL-YEAR RESULTS AND DECLARES SERIES F PREFERRED STOCK DIVIDEND

SALT LAKE CITY, UT – January 30, 2024 – Medallion Bank (Nasdaq: MBNKP, the “Bank”), an FDIC-insured bank providing consumer loans for the purchase of recreational vehicles, boats, and home improvements, along with loan origination services to fintech strategic partners, announced today its results for the quarter and full-year ended December 31, 2023. The Bank is a wholly owned subsidiary of Medallion Financial Corp. (Nasdaq: MFIN).

2023 Fourth Quarter Highlights

•
Net income of $21.9 million, compared to $19.7 million in the prior year quarter.
•
Net interest income of $48.9 million with a net interest margin of 8.62%, compared to $44.4 million and 9.19% in the prior year quarter.
•
Total provision for credit losses was $9.7 million, compared to $8.4 million in the prior year quarter. Net medallion loan recoveries were $12.0 million, compared to $1.2 million during the prior year quarter.
•
Annualized net charge-offs were 1.04% of average loans outstanding, compared to 1.68% in the prior year quarter. Net medallion loan recoveries reduced annualized net charge-offs by 226 basis points, compared to 27 basis points in the prior year quarter.

2023 Full-Year Highlights

• Net income of $79.9 million, compared to net income of $74.6 million in 2022.

• Net interest income of $188.9 million with a net interest margin of 8.84%, compared to $164.6 million and 9.41% in 2022.

•
ROA and ROE were 3.74% and 24.57%, respectively, compared to 4.24% and 26.45% for 2022.
•
Total provision for credit losses was $36.5 million, compared to $24.7 million in 2022. Net medallion loan recoveries reduced the total provision for credit losses by $18.1 million, compared to $5.1 million in 2022.
•
Total net charge-offs were 1.52% of average loans outstanding, compared to 1.01% in 2022. Net medallion loan recoveries reduced total net charge-offs by 91 basis points, compared to 31 basis points in 2022.
•
The total loan portfolio grew 15% to $2.1 billion.
•
Total assets were $2.3 billion, total capital was $351.8 million, and the Tier 1 leverage ratio was 16.24% at December 31, 2023.

Donald Poulton, President and Chief Executive Officer of Medallion Bank, stated, “We had an excellent end to another great year, producing both record quarterly and annual earnings. Contributing to our fourth quarter results were $12.0 million of medallion loan recoveries that reduced our provision for credit losses. Those recoveries came as recreation and home improvement loan losses trended higher, as anticipated, to a level more comparable with pre-pandemic historic norms. We maintained tighter credit standards and slowed our asset growth rates, which finished 2023 at 13% for recreation loans and 21% for home improvement loans. Under the Current Expected Credit Loss (CECL) model, which we adopted in 2023, our allowance for credit losses is calculated based on lifetime expected losses and our reserve percentage increased by 39 basis points for the year. As we move through 2024, our team of talented employees remains focused on prudent growth, credit risk and balance sheet management. We look forward to having another strong year.”

Recreation Lending Segment

•
The Bank’s recreation loan portfolio grew 13% to $1.336 billion as of December 31, 2023, compared to $1.184 billion at December 31, 2022.
•
Net interest income was $36.2 million, compared to $33.4 million in the prior year quarter. For the year, net interest income was $140.3 million, compared to $124.5 million in 2022.
•
Recreation loans were 63.6% of loans receivable as of December 31, 2023, compared to 64.9% at December 31, 2022.
•
Annualized net charge-offs were 4.2% of average recreation loans outstanding, compared to 2.4% in the prior year quarter.
•
The provision for credit losses was $14.8 million, compared to $7.3 million in the prior year quarter. For the year, the provision for credit losses was $44.6 million, compared to $22.8 million in 2022.

Home Improvement Lending Segment

•
The Bank’s home improvement loan portfolio grew 21% to $760.6 million as of December 31, 2023, compared to $626.4 million at December 31, 2022.
•
Net interest income was $12.2 million, compared to $10.5 million in the prior year quarter. For the year, net interest income was $46.6 million, compared to $38.9 million in 2022.
•
Home improvement loans were 36.2% of loans receivable as of December 31, 2023, compared to 34.4% at December 31, 2022.
•
Annualized net charge-offs were 1.7% of average home improvement loans outstanding, compared to 1.1% in the prior year quarter.
•
The provision for credit losses was $6.9 million, compared to $2.7 million in the prior year quarter. For the year, the provision for credit losses was $17.6 million, compared to $7.6 million in 2022.

Series F Preferred Stock Dividend

On January 25, 2024, the Bank’s Board of Directors declared a quarterly cash dividend of $0.50 per share on the Bank’s Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series F, which trades on the Nasdaq Capital Market under the ticker symbol “MBNKP.” The dividend is payable on April 1, 2024, to holders of record at the close of business on March 15, 2024.

* * *

About Medallion Bank

Medallion Bank specializes in providing consumer loans for the purchase of recreational vehicles, boats, and home improvements, along with loan origination services to fintech strategic partners. The Bank works directly with thousands of dealers, contractors and financial service providers serving their customers throughout the United States. Medallion Bank is a Utah-chartered, FDIC-insured industrial bank headquartered in Salt Lake City and is a wholly owned subsidiary of Medallion Financial Corp. (Nasdaq: MFIN).

For more information, visit www.medallionbank.com

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, returns and growth. These statements are often, but not always, made through the use of words or phrases such as “remain,” “anticipate” or the negative version of this word or other comparable words or phrases of a future or forward-looking nature, such as “look forward.” These statements may relate to our future earnings, returns, capital levels, sources of funding, growth prospects, asset quality and pursuit and execution of our strategy. Medallion Bank’s actual results may differ significantly from the results discussed in such forward-looking statements. For a description of certain risks to which Medallion Bank is or may be subject, please refer to the factors discussed under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” included in Medallion Bank’s Form 10-K for the year ended December 31, 2022, and in its Quarterly Reports on Form 10-Q, filed with the FDIC. Medallion Bank’s Form 10-K, Form 10-Qs and other FDIC filings are available in the Investor Relations section of Medallion Bank’s website. Medallion Bank’s financial results for any period are not necessarily indicative of Medallion Financial Corp.’s results for the same period.

Company Contact:

Investor Relations

212-328-2176

InvestorRelations@medallion.com

MEDALLION BANK STATEMENTS OF OPERATIONS (UNAUDITED)
	For the Three Months Ended December 31,		For the Years Ended December 31,
(In thousands)	2023	2022	2023	2022
Total interest income	$ 63,253	$ 51,774	$ 236,667	$ 187,272
Total interest expense	14,401	7,361	47,785	22,667
Net interest income	48,852	44,413	188,882	164,605

Provision for credit losses	9,717	8,409	36,457	24,709
Net interest income after provision for loan losses	39,135	36,004	152,425	139,896

Other income (loss)
Write-downs of loan collateral in process of foreclosure and other assets	(70)	(49)	(373)	(582)
Other non-interest income	909	280	2,475	1,237
Total other income (loss)	839	231	2,102	655

Non-interest expense
Salaries and benefits	4,997	4,430	19,001	15,086
Loan servicing	2,903	2,571	11,626	10,843
Collection costs	1,492	1,445	5,965	5,385
Regulatory fees	692	797	3,176	2,418
Professional fees	631	446	2,243	1,754
Occupancy and equipment	206	209	830	793
Other	1,099	1,154	4,555	4,248
Total non-interest expense	12,020	11,052	47,396	40,527

Income before income taxes	27,954	25,183	107,131	100,024
Provision for income taxes	6,011	5,460	27,279	25,386

Net income	$ 21,943	$ 19,723	$ 79,852	$ 74,638

MEDALLION BANK

BALANCE SHEETS

(UNAUDITED)

(In thousands)	December 31, 2023	December 31, 2022
Assets
Cash and federal funds sold	$ 110,043	$ 74,078
Investment securities, available-for-sale	54,282	48,492
Loans, inclusive of net deferred loan acquisition costs	2,100,338	1,822,737
Allowance for losses	(79,283)	(61,630)
Loans, net	2,021,055	1,761,107

Loan collateral in process of foreclosure	4,165	10,381
Fixed assets and right-of-use lease assets, net	8,140	6,600
Deferred tax assets	12,761	9,241
Accrued interest receivable and other assets	51,610	40,928
Total assets	$ 2,262,056	$ 1,950,827

Liabilities and Shareholders’ Equity
Liabilities
Deposits and other funds borrowed	$ 1,866,657	$ 1,607,110
Accrued interest payable	4,029	2,422
Income tax payable	21,219	23,165
Other liabilities	17,509	10,614
Due to affiliates	849	861
Total liabilities	1,910,263	1,644,172

Shareholder’s Equity
Series E Preferred stock	26,303	26,303
Series F Preferred stock	42,485	42,485
Common stock	1,000	1,000
Additional paid in capital	77,500	77,500
Accumulated other comprehensive loss, net of tax	(4,529)	(4,183)
Retained earnings	209,034	163,550
Total shareholders’ equity	351,793	306,655
Total liabilities and shareholders’ equity	$ 2,262,056	$ 1,950,827